UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2010

OLD STONE CORPORATION

(Exact name of registrant as specified in its charter)

RHODE ISLAND

(State or other jurisdiction of incorporation)

0-8016	05-0341273
(Commission file number)	(IRS Employer Identification Number)

One Financial Plaza, 24th Floor, Providence, RI 02903

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 401-351-6117

N/A

(Former name or former address, if changed since last report)

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2011, at a meeting of the Old Stone Corporation Board of Directors, John E. Bucci, Jr. was appointed to fill a vacancy on the Board of Directors. The vacancy was created by the death of Thomas F. Hogg, a director and the Company’s Treasurer, on September 12, 2011. At the same time, the Company’s Board of Directors accepted the resignations of James V. Rosati as the Company’s President and that of Bernard V. Buonanno, Jr., as the Chairman of the Board of Directors. Each of Messrs. Rosati and Buonanno will remain on the Company’s Board of Directors. The Board appointed Mr. Bucci to serve as the Company’s President and Treasurer.

Mr. Bucci, age 55, is a certified public accountant with offices in Warwick, Rhode Island. Mr. Bucci has over 25 years of experience and been in the practice of public accounting since 1986. He has no relationships of the kind required to be described by Items 401(d) or 404(a) Regulation S-K. Mr. Bucci will receive the standard director compensation for members of the Company’s Board of Directors, which is described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on June 2, 2010. Mr. Bucci will not receive any compensation for his services as President and Treasurer, but will receive compensation for accounting and tax services provided, consistent with past practice. His total compensation by the Company during fiscal year 2011 for such services was approximately $8,410. Mr. Bucci was not elected to the Board of Directors on the basis of any arrangement or understanding between himself and any third party.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD STONE CORPORATION
Registrant

By:	/s/ John E. Bucci, Jr..
John E. Bucci, Jr.
President and Treasurer

Dated: March 2, 2012